SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

        ---------------------------------------------------------------


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                  Scient, Inc.
        ---------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.0001 par value
        ---------------------------------------------------------------
                         (Title of Class of Securities)

                                   808649 10 7
        ---------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
        ---------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]   Rule 13d-1(b)
[   ]   Rule 13d-1(c)
[ X ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  808649 10 7                                              Page 2 of 17
--------------------------------------------------------------------------------
1) Name And I.R.S. Identification No. Of Reporting Person

Kelso Investment Associates V, L.P.
-------------------------------------------------------------------------------
2) Check The Appropriate Box If A Member Of A Group
   (a)[ ]
   (b)[ ]
-------------------------------------------------------------------------------
3) SEC Use Only
-------------------------------------------------------------------------------
4) Citizenship Or Place Of Organization:  Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                   0
BENEFICIALLY OWNED         --------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                     14,673,227
                           --------------------------------------------
                           7) Sole Dispositive Power:
                                0
                           --------------------------------------------
                           8) Shared Dispositive Power
                                14,673,227
-------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person :
        14,673,227
-------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_|
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
         7.8%
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) PN
-------------------------------------------------------------------------------

CUSIP NO.  808649 10 7                                              Page 3 of 17
--------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person

Kelso Partners V, L.P.
-------------------------------------------------------------------------------
2) Check the Appropriate Box If a Member of a Group
   (a)[ ]
   (b)[ ]
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization: Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                   0
BENEFICIALLY OWNED         ---------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                        14,673,227
                           ---------------------------------------------
                           7) Sole Dispositive Power:
                                   0
                           ---------------------------------------------
                           8) Shared Dispositive Power
                                   14,673,227
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
       14,673,227
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_|
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
         7.8%
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) PN
-------------------------------------------------------------------------------

CUSIP NO.  808649 10 7                                              Page 4 of 17
--------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person

Kelso Equity Partners V, L.P.
-------------------------------------------------------------------------------
2) Check the Appropriate Box If a Member of a Group
   (a)[ ]
   (b)[ ]
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization: Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                   0
BENEFICIALLY OWNED         ---------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                        1,182,869
                           ---------------------------------------------
                           7) Sole Dispositive Power:
                                   0
                           ---------------------------------------------
                           8) Shared Dispositive Power
                                   1,182,869
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
        1,182,869
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_|
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
         .6%
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) PN
-------------------------------------------------------------------------------

CUSIP NO.  808649 10 7                                              Page 5 of 17
--------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person

Joseph S. Schuchert
-------------------------------------------------------------------------------
2) Check the Appropriate Box If a Member of a Group
   (a)[ ]
   (b)[ ]
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization: United States of America
-------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                   0
BENEFICIALLY OWNED         ---------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                        15,856,096
                           ---------------------------------------------
                           7) Sole Dispositive Power:
                                   0
                           ---------------------------------------------
                           8) Shared Dispositive Power
                                   15,856,096
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
        15,856,096
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_|
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
         8.4%
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) IN
-------------------------------------------------------------------------------

CUSIP NO.  808649 10 7                                              Page 6 of 17
--------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person

Frank T. Nickell
-------------------------------------------------------------------------------
2) Check the Appropriate Box If a Member of a Group
   (a)[ ]
   (b)[ ]
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization: United States of America
-------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                   1,325,800
BENEFICIALLY OWNED         ---------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                        15,856,096
                           ---------------------------------------------
                           7) Sole Dispositive Power:
                                   1,325,800
                           ---------------------------------------------
                           8) Shared Dispositive Power
                                   15,856,096
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
        17,181,896
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_|
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
         9.1%
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) IN
-------------------------------------------------------------------------------

CUSIP NO.  808649 10 7                                              Page 7 of 17
--------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person

Thomas R. Wall, IV
-------------------------------------------------------------------------------
2) Check the Appropriate Box If a Member of a Group
   (a)[ ]
   (b)[ ]
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization: United States of America
-------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                   875,645
BENEFICIALLY OWNED         ---------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                        15,856,096
                           ---------------------------------------------
                           7) Sole Dispositive Power:
                                   875,645
                           ---------------------------------------------
                           8) Shared Dispositive Power
                                   15,856,096
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
        16,731,741
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_|
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
         8.9%
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) IN
-------------------------------------------------------------------------------

CUSIP NO.  808649 10 7                                              Page 8 of 17
--------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person

George E. Matelich
-------------------------------------------------------------------------------
2) Check the Appropriate Box If a Member of a Group
   (a)[ ]
   (b)[ ]
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization: United States of America
-------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                   561,283
BENEFICIALLY OWNED         ---------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                        15,856,096
                           ---------------------------------------------
                           7) Sole Dispositive Power:
                                   561,283
                           ---------------------------------------------
                           8) Shared Dispositive Power
                                   15,856,096
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
        16,417,379
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_|
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
         8.7%
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) IN
-------------------------------------------------------------------------------

CUSIP NO.  808649 10 7                                              Page 9 of 17
--------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person

Michael B. Goldberg
-------------------------------------------------------------------------------
2) Check the Appropriate Box If a Member of a Group
   (a)[ ]
   (b)[ ]
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization: United States of America
-------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                   4,165
BENEFICIALLY OWNED         ---------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                        15,856,096
                           ---------------------------------------------
                           7) Sole Dispositive Power:
                                   4,165
                           ---------------------------------------------
                           8) Shared Dispositive Power
                                   15,856,096
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
        15,860,261
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_|
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
         8.4%
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) IN
-------------------------------------------------------------------------------

CUSIP NO.  808649 10 7                                             Page 10 of 17
--------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person

David I. Wahrhaftig
-------------------------------------------------------------------------------
2) Check the Appropriate Box If a Member of a Group
   (a)[ ]
   (b)[ ]
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization: United States of America
-------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                   46,293
BENEFICIALLY OWNED         ---------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                        15,856,096
                           ---------------------------------------------
                           7) Sole Dispositive Power:
                                   46,293
                           ---------------------------------------------
                           8) Shared Dispositive Power
                                   15,856,096
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
        15,902,389
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_|
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
         8.4%
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) IN
-------------------------------------------------------------------------------

CUSIP NO.  808649 10 7                                             Page 11 of 17
--------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person

Frank K. Bynum, Jr.
-------------------------------------------------------------------------------
2) Check the Appropriate Box If a Member of a Group
   (a)[ ]
   (b)[ ]
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization: United States of America
-------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                   364,599
BENEFICIALLY OWNED         ---------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                        15,856,096
                           ---------------------------------------------
                           7) Sole Dispositive Power:
                                   364,599
                           ---------------------------------------------
                           8) Shared Dispositive Power
                                   15,856,096
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
        16,220,695
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_|
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
         8.6%
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) IN
-------------------------------------------------------------------------------

CUSIP NO.  808649 10 7                                             Page 12 of 17
--------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person

Philip E. Berney
-------------------------------------------------------------------------------
2) Check the Appropriate Box If a Member of a Group
   (a)[ ]
   (b)[ ]
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization: United States of America
-------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                   60,021
BENEFICIALLY OWNED         ---------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                        15,856,096
                           ---------------------------------------------
                           7) Sole Dispositive Power:
                                   60,021
                           ---------------------------------------------
                           8) Shared Dispositive Power
                                   15,856,096
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
        15,916,117
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_|
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
         8.4%
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) IN
-------------------------------------------------------------------------------

CUSIP NO.  808649 10 7                                             Page 13 of 17
--------------------------------------------------------------------------------
ITEM 1.
      (A)   NAME OF ISSUER.
            Scient, Inc.

      (B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
            79 Fifth Avenue, New York, NY 10003

ITEM 2.
      (A)   NAME OF PERSON FILING.
            Kelso Investment Associates V, L.P.
            Kelso Partners V, L.P.
            Kelso Equity Partners V, L.P.
            Joseph S. Schuchert
            Frank T. Nickell
            Thomas R. Wall, IV
            George E. Matelich
            Michael B. Goldberg
            David I. Wahrhaftig
            Frank K. Bynum, Jr.
            Philip E. Berney

      (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE. c/o Kelso and Company
            320 Park Avenue, 24th Floor
            New York, New York 10022

      (C)   CITIZENSHIP.
            See Item 4 of the attached cover pages.

      (D)   TITLE OF CLASS OF SECURITIES.
            Common Stock, par value $.0001 per share

      (E)   CUSIP NUMBER.
            808649 10 7

ITEM 3.
            Not applicable.

ITEM 4.  OWNERSHIP.

      PROVIDE THE FOLLOWING INFORMATION REGARDING THE AGGREGATE NUMBER AND
            PERCENTAGE OF THE CLASS OF SECURITIES OF THE ISSUER IDENTIFIED IN
            ITEM 1.

      (A)   AMOUNT BENEFICIALLY OWNED:
            See Item 9 of the attached cover pages.

CUSIP NO.  808649 10 7                                             Page 14 of 17
--------------------------------------------------------------------------------
      (B)   PERCENT OF CLASS:
            See Item 11 of the attached cover pages.

      (C)   NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
            (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                  See Item 5 of the attached cover pages.

            (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
                  See Item 6 of the attached cover pages.

            (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                  See Item 7 of the attached cover pages.

            (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF See Item 8 of the attached cover pages.

                  Mr. Joseph S. Schuchert, Mr. Frank T. Nickell, Mr. Thomas R.
             Wall, IV, Mr. George E. Matelich, Mr. Michael B. Goldberg, Mr. David I. Wahrhaftig, Mr. Frank K. Bynum, Jr. and Mr. Philip E. Berney may be deemed to share beneficial ownership of shares of common stock owned of record by Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P., by virtue of their status as general partners of the general partner of Kelso Investment Associates V, L.P. and as general partners of Kelso Equity Partners V, L.P. Messrs. Schuchert, Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney share investment and voting power with respect to shares owned by Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P., but disclaim beneficial ownership of such shares.

                  Kelso Partners V, L.P. may be deemed to have beneficial
             ownership of Common Stock owned of record by Kelso Investment Associates V, L.P., by virtue of its status as the general partner of Kelso Investment Associates V, L.P. Kelso Partners V, L.P. shares investment and voting power with respect to the shares of Common Stock owned by Kelso Investment Associates VI, L.P. but disclaims beneficial ownership of such shares, except with respect to its pecuniary interest therein. Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P., due to their common control, could be deemed to beneficially own each of the other's shares, but disclaim such beneficial ownership.

                  Information for Mr. Nickell includes 1,325,000 shares of
             common stock that are owned directly by him and 800 shares of common stock owned by trusts of which he is the trustee; Mr. Nickell disclaims beneficial ownership of such shares. Information for Mr. Wall includes 855,875 shares of common stock that are owned directly by him and 19,770 shares of common stock owned by trusts of which he is the trustee; Mr. Wall disclaims beneficial ownership of such trust

CUSIP NO.  808649 10 7                                             Page 15 of 17
--------------------------------------------------------------------------------
             shares. Information for Mr. Matelich includes 561,283 shares of common stock that are owned directly by him. Information for Mr. Goldberg includes 4,165 shares of common stock that are owned directly by him. Information for Mr. Wahrhaftig includes 46,293 shares of common stock that are owned directly by him. Information for Mr. Bynum includes 364,599 shares of common stock that are owned directly by him. Information for Mr. Berney includes 60,021 shares of common stock that are owned directly by him.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

               Not applicable

ITEM 10.    CERTIFICATION

            Not applicable because this statement is filed pursuant to Rule 13d-1(d)

CUSIP NO.  808649 10 7                                             Page 16 of 17
--------------------------------------------------------------------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2002
                                    By:   *
                                       --------------------------------------
                                    Title: Kelso Investment Associates V, L.P.


                                    By:   *
                                       --------------------------------------
                                    Title: Kelso Partners V, L.P.


                                    By:   *
                                       --------------------------------------
                                    Title: Kelso Equity Partners V, L.P.

                                    By:   *
                                       --------------------------------------
                                    Name: Joseph S. Schuchert

                                    By:   *
                                       --------------------------------------
                                    Name: Frank T. Nickell

                                    By:   *
                                       --------------------------------------
                                    Name: Thomas R. Wall, IV

                                    By:   *
                                       --------------------------------------
                                    Name: George E. Matelich

                                    By:   *
                                       --------------------------------------
                                    Name: Michael B. Goldberg

                                    By:   *
                                       --------------------------------------
                                    Name: David I. Wahrhaftig

                                    By:   *
                                       --------------------------------------
                                    Name: Frank K. Bynum, Jr.

                                    By:   *
                                       --------------------------------------
                                    Name: Philip E. Berney


                                    *By:/s/James J. Connors, II
                                        -------------------------------------
                                    Name: James J. Connors, II
                                          Attorney-in-fact

CUSIP NO.  808649 10 7                                             Page 17 of 17
--------------------------------------------------------------------------------

                                INDEX TO EXHIBITS

                                                                            PAGE
EXHIBIT A         Agreement of Reporting Persons                             17


                                    EXHIBIT A

      Each of the undersigned hereby agrees that the Schedule 13G filed on the date hereof with respect to the shares of Common Stock of Scient, Inc. has been filed on behalf of the undersigned.

                                    SIGNATURE:

                                    Dated: February 14, 2002

                                    Kelso Investment Associates V, L.P.
                                    Kelso Partners V, L.P.
                                    Kelso Equity Partners V, L.P.
                                    Joseph S. Schuchert
                                    Frank T. Nickell
                                    Thomas R. Wall, IV
                                    George E. Matelich
                                    Michael B. Goldberg
                                    David I. Wahrhaftig
                                    Frank K. Bynum, Jr.
                                    Philip E. Berney

                                    By:/s/James J. Connors, II
                                       ----------------------------------------
                                    James J. Connors, II, Attorney-in-fact
                                    for the above-listed entities and
                                    individuals

                                POWER OF ATTORNEY

          Each of the undersigned hereby severally constitute and appoint James
J. Connors, II, Howard A. Matlin and Rosanna Leone, and each of them, with full power of substitution and resubstitution, as his true and lawful attorneys-in-fact and agents to:

      (1) execute and deliver for and on behalf of the undersigned (i) any and all Forms 3, 4 and 5 relating to Scient, Inc. (the "Company") and required to be filed in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules thereunder and (ii) any and all schedules relating to the company required to be filed in accordance with
Section 13(d) of the Exchange Act and the rules thereunder (together, the "Forms and Schedules"), in the undersigned's capacity as a director, stockholder and/or controlling person of the Company and/or as an officer, partner or managing member of Kelso Partners V, L.P., and/or Kelso Equity Partners V, L.P., and/or as a trustee of any trusts holding securities of the Company and in and all other capacities pursuant to which such Forms and Schedules may be required to be filed by the undersigned;

     (2) do and perform any and all acts and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms and timely file such Forms and Schedules with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

          Each of the undersigned hereby severally grants to such attorney-in-fact and agent full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such undersigned might or could do if personally present, with full power of substitution of revocation, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein grants. Each undersigned acknowledges that the foregoing attorneys-in-fact and agents, in servicing in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 16 or Section 13(d) of the Exchange Act. This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file the forms and Schedules with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact and agents.

          IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of the 12th day of February, 2002.


                                    -----------------------------
                                    Joseph S. Schuchert


                                    -----------------------------
                                    Frank T. Nickell


                                    -----------------------------
                                    Thomas R. Wall, IV


                                    -----------------------------
                                    George E. Matelich


                                    -----------------------------
                                    Michael B. Goldberg


                                    -----------------------------
                                    Frank K. Bynum, Jr.


                                    -----------------------------
                                    David I. Wahrhaftig


                                    -----------------------------
                                    Philip E. Berney